LETTER TO SHAREHOLDERS

April 29, 2015

Dear Shareholders, Investors and Friends,

As we are well on our way into 2015, we are working on a number of fronts to achieve our goal of increasing shareholder value. Over the past year, we have entered into and announced numerous financing arrangements to clean up our balance sheet. While we have faced challenges with market capitalization, we don’t feel that market share price adequately reflects the true intrinsic value in our company, our technology, or our intellectual property. The market and the timing for our technology, our platform and other planned development is maturing – media consumers have wholly changed the way television content is being consumed, the way film studios market and distribute their films, the way music is being discovered and delivered and the way print media is now distributing content. Our technology development has endured several pivots while we assess the best way to address this dynamic change in digital delivery mechanisms. Mobile delivery of apps is significantly different than online delivery of product. With all of that in mind, we are trying to address several different methods and modes of delivery and we are looking at other ways to exploit our intellectual property including our library of proprietary content, our publishing business and digital media initiatives. To that end, we are making great strides with our technology development and intellectual property licensing efforts and we wanted to share some of that progress with you here.

1) On the technology development side, we are a couple weeks out from delivering our online and mobile platform. Here are a couple of sneak peek screen shots of that development:

Our tech development partners at Eminosoft are working diligently to get this platform finalized and populated with properties, initially from the WOWIO library and soon to include libraries from our publishing partners. Readers will have the option of paying for the books or downloading for free with an ad-supported model, utilizing our patented process for delivering ads based on user demographics. We are thrilled to finally be able to launch this on the Android operating system first, reaching over 1 billion worldwide users.

2) In addition, we have made our eBook library available for purchase and download online through our Carthay Circle Publishing site at http://www.carthaycirclepublishing.com. Here’s a screenshot of what you’ll find there.

Titles include WOWIO Classics, comics from the SpaceDog Library, the new Beatles multi-media ebooks and other Carthay Circle titles. We will be looking to expand this library over the next 12 – 18 months. Details of this library expansion will be revealed soon.

3) We are developing a new kind of eBook reader that we believe will be revolutionary in the eBook space. Without giving too much detail away, this will take advantage of social media engagement within a private group or in a broader, more public environment. This application will allow readers to interact with one another as well as comment, post, tweet, blog about books the way they currently do with film, movies, music, etc. We don’t have a timeline yet for deployment but this is something we have had on our development timetable for quite some time.

4) In some exciting news, our hardware partners at Akyumen Technologies have successfully obtained FCC Certification for their hardware device, a projector phone currently named The Hawk, and the company is making plans for distribution of their tablets and smartphones, both with built-in projectors, in various territories throughout the world, including the United States. Link to the FCC Grant can be found here: http://fccid.net/number.php?fcc=2ADLD-HAWK01&id=459628#axzz3W5JckqJo. WOWIO’s eBook platform, ad-insertion technology will be pre-loaded on every Akyumen device in distribution, which is set to begin this fall.

5) Finally, on the IP monetization plans, the company has begun discussions with a number of partners to monetize the creative content owned by WOWIO. Announcements on agreements will be made soon. The patent monetization plans include detailed research on potential licensing partners and the Company has been in discussions with its legal team to begin pursuit of discussions with those potential licensees.

Thank you for your ongoing support of the Company and we look forward to sharing news and information as we progress down these exciting paths.

-The WOWIO/StudioW Team

Safe Harbor Statement

Matters discussed in this press release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.